UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 6, 2020

12 RETECH CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-55915	38-3954047
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10785 W. Twain Ave.,

Suite 210

Las Vegas, Nevada 89135

(Address of principal executive offices, Zip Code)

(530) 539-4329

(Registrant’s telephone number, including area code)

Check appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common	RETC	OTC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 7.01. Regulation FD Disclosure

Need for a Further Extension to file Form 10-Q for the period ended March 31, 2020 and the Need for Further Extension to file Form 10-Q for the period ended June 30, 2020.

On March 25, 2020, the U.S. Securities and Exchange Commission (the “Commission”) issued Release No 34-88465 (the “Order”) under Section 36 of the Securities Exchange Act of 1934, as amended (“Exchange Act”) which superseded an order under Section 36 (Release No. 34-88318) of the Exchange Act, granting public companies a 45-day extension to file certain disclosure reports that would otherwise have been due from March 1, 2020 through July 1, 2020. Among other conditions, companies must continue to convey through a current report a summary of why the relief is needed in their particular circumstances for each periodic report that is delayed. Companies that receive an extension on filing Exchange Act annual reports or quarterly reports pursuant to the Order will be considered to have a due date 45 days after the filing deadline for this report. As such, those companies will be permitted to rely on Rule 12b-25 if they are unable to file the required reports on or before the extended due date. We believe that the Order also requires us to keep the public informed of any additional circumstances that may further delay our timely filing(s). The purpose of this Current Report on Form 8-K is to comply with these conditions under the Order.

As has been previously reported in 8-K filings on July 6, 2020, August 5, 2020 and September 4, 2020, the Company has requested additional 30 day extensions to file our Form 10-Q for the period ending March 31, 2020.

Also as has been previously reported in an 8-K filing on August 14, 2020 the Company had given notification of its intention to take advantage of an extra 45 days to file our Form 10-Q for the period ending June 30, 2020. The Company has done this in reliance on the March 25, 2020 revised order from the SEC as discussed herein.

The business shutdowns ordered by local governments due to the Covid-19 pandemic has negatively affected all of our business operations so far in 2020. As a result, the lack of cash flow has impacted our abilities to get our Form 10-Q filings for the periods ending March 31, 2020 and June 30, 2020 completed.

The Company has applied for Small Business Administration EIDL loans and is optimistic that these loans will be forthcoming but cannot estimate the time frame for approval and funding of these loans. In addition, the Company is optimistic about the reopening of our business operations, but can not estimate the time frame in which, operations would resume. The ongoing effects of the Covid-19 pandemic has resulted in airports operating at much reduced traffic than has been seen in decades. Our operations which rely on airport traffic have not reopened so far. When airport traffic starts to regain its former levels, we would look to reopen those business operations. Our Fashion Group business has been hurt by the pandemic, but we have kept it running for the entirety of 2020 so far. We are optimistic that the Fashion Group business will recover to former operating levels over the next year.

With future cash flow, we will be able to pay the service providers that we depend upon to complete our required SEC filings.

Today we are filing this Form 8-K requesting an additional extension to November 4, 2020 for the same Form 10-Q relating to the period ending March 31, 2020.

In addition because the Company has to file its Form 10-Q for the period ending March 31, 2020 before it can complete its work on the Form 10-Q for the period ending June 30, 2020, we are requesting an additional extension to December 4, 2020 before we would file our Form 10-Q for the period ending June 30, 2020.

We have contacted the SEC office of Chief Legal Counsel to inquire about obtaining an additional filing extension based on these extraordinary circumstances that would not exist without the Covid-19 pandemic and due to circumstances well beyond our control as a smaller reporting company which has operations in jurisdictions particularly hard hit by Covid-19. At the time of the filing of this Form 8-K we have not yet heard back from the SEC office of Chief Legal Counsel as to whether or not they will grant our request for the 120 extra days (fourth extension request) to timely file our complete Form 10-Q for the period ended March 31, 2020 or grant our request for the extra 60 days to timely file our complete Form 10-Q for the period ending June 30, 2020. We believe that our circumstances warrant this relief but have no guarantees that this will be granted. Whether or not our request is granted we believe that we will be able to file our Form 10-Q for the period ending March 31, 2020 on or before November 5, 2020. Once this filing is complete, we intend to file our Form 10-Q for the period ending June 30, 2020 on or before December 4, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 1, 2020	12 RETECH CORPORATION

/s/ Angelo Ponzetta
	By:	Angelo Ponzetta
	Its:	Chief Executive Officer

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